Exhibit 10.49

EXECUTION VERSION

AMENDMENT NO. 1 TO THE

MASTER AGREEMENT

AMENDMENT NO. 1, dated as of January 28, 2011 (this “Amendment”), to that certain Master Agreement, dated as of December 3, 2009 (the “Agreement”), among General Electric Company (“GE”), NBC Universal, Inc. (“NBCU”), Comcast Corporation (“Comcast”) and Navy, LLC (“Newco”).

W I T N E S S E T H:

WHEREAS, each of GE, NBCU, Comcast and Newco agrees that it is in their mutual best interests to enter into this Amendment in accordance with Section 12.08 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Defined Terms. All capitalized terms used herein but not defined herein shall have the meanings set forth in the Agreement.

2. Amendment to Preliminary Statements.

(a) The parties hereby agree that paragraph D. of the Preliminary Statements to the Agreement is hereby amended and restated in its entirety to read as follows:

D. In order to satisfy the foregoing objectives, the parties hereto desire to take the following actions at or prior to the Closing:

(1) GE will, and will cause its Subsidiaries (other than the NBCU Entities) to, transfer, directly or indirectly, the Contributed NBCU Assets to NBCU and NBCU will assume the Assumed NBCU Liabilities;

(2) Navy Holdco 1 will, and GE will cause Navy Holdco 1 to, acquire all of the outstanding NBCU Shares that it does not already own;

(3) Subsidiaries of NBCU will, through a series of transactions, distribute to NBCU all of their interests in the Holding Companies;

(4) Navy Holdco 1 will, and GE will cause Navy Holdco 1 to, contribute all of the outstanding NBCU Shares to Navy Holdco 2;

(5) NBCU will convert from a Delaware corporation to a Delaware limited liability company that is treated as an entity disregarded as separate from Navy Holdco 2 for U.S. federal income tax purposes and will be renamed “NBC Universal Media, LLC”;

(6) NBCU will distribute its interests in the Holding Companies and New NBC-A&E Holding Inc. (“New A&E”) to Navy Holdco 2;

(7) Navy Holdco 2, New A&E, Universal Studios Home Entertainment Holdings Inc. (“USHE”), Universal Studios Pay TV Latin America Holdings Inc. (“USPTVLA”) and the Holding Companies shall contribute to Newco all of their outstanding interests in NBCU and the New LLCs and Newco will issue membership interests in Newco (“Newco Membership Interests”) in exchange therefor;

(8) Newco shall contribute its equity in the New LLCs to NBCU;

(9) Comcast will, or will cause one or more of its Subsidiaries to, contribute or transfer, as applicable, the Contributed Comcast Assets to Newco or, at the direction of Newco, to NBCU, and Newco or NBCU, as applicable, will assume the Assumed Comcast Liabilities, and Newco will issue to Comcast Navy Contribution, LLC Newco Membership Interests in consideration therefor; and

(10) Immediately following the consummation of the transactions contemplated by the foregoing clauses (1) through (9), Comcast Navy Acquisition, LLC will purchase (a) all of the Newco Membership Interests owned by New A&E, USHE, USPTVLA and each of the Holding Companies (collectively, the “Newco Interest Holders”) and (b) Newco Membership Interests from Navy Holdco 2, the consummation of which purchase will result in Comcast (through Comcast Navy Contribution, LLC and Comcast Navy Acquisition, LLC) and Navy Holdco 2 owning 51% and 49% of the outstanding Newco Membership Interests, respectively.

(b) The parties hereby agree that paragraph G. of the Preliminary Statements is hereby amended and restated in its entirety to read as follows:

G. It is intended that the contributions of the NBCU Shares and the New LLCs (except to the extent of the assumption by Newco of certain liabilities) and the Contributed Comcast Businesses to Newco in exchange for Newco Membership Interests will be treated as exchanges under Section 721 of the Code, and that the transaction described in Section 2.04 will be treated as sales of Newco Membership Interests under Section 741 of the Code.

3. Amendment to Section 2.02(d)(i). The parties hereby agree that Section 2.02(d)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

(i) except for the NBCU Financing or Alternative Financing, the GE Note and the Comcast Note, as applicable, the Repatriation Notes, if any, any Debt solely between or among NBCU Entities, and any Liability set forth in Section 2.02(c)(i) of the NBCU Disclosure Letter, any Debt (other than (x) Debt of any Person that is not, directly or indirectly, wholly owned by NBCU or GE and (y) capital lease obligations);

4. Amendment to Section 2.03(d)(i). The parties hereby agree that Section 2.03(d)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

(i) except for any Debt solely between or among Contributed Comcast Subsidiaries and any Liability set forth in Section 2.03(c)(i) of the Comcast Disclosure Letter, any Debt (other than (x) Debt of any Person that is not, directly or indirectly, wholly owned by Comcast and (y) capital lease obligations);

5. Amendment to Section 2.04. The parties hereby agree that Section 2.04 of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.04. Sale of Newco Membership Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing (but following the completion of the transactions described in Section 2.02 and 2.03), each of the Newco Interest Holders shall, and GE shall cause each of the Newco Interest Holders to, sell, convey, assign, transfer and deliver to Comcast Navy Acquisition, LLC, free and clear of all Liens, and Comcast Navy Acquisition, LLC shall acquire and accept from each of them, all of their respective right, title and interest in and to the Newco Membership Interests owned by each of them, and Navy Holdco 2 shall, and GE shall cause Navy Holdco 2 to, sell, convey, assign, transfer and deliver to Comcast Navy Acquisition, LLC, free and clear of all Liens, and Comcast Navy Acquisition, LLC shall acquire from Navy Holdco 2, Newco Membership Interests which, when aggregated with the Newco Membership Interests to be transferred by the Newco Interest Holders, represent 25.25% of the outstanding Newco Membership Interests, for an aggregate purchase price (as it may be adjusted pursuant to Section 2.11, the “Comcast/NBCU Purchase Price”) equal to (i) $7.1065 billion minus (ii) 51% of the NBCU Interim Free Cash Flow minus (iii) 49% of the Comcast Acquisitions Amount minus (iv) 51% of the Excess Factoring Amount.

6. Amendment to Section 2.06(a). The parties hereby agree that Section 2.06(a) of the Agreement is hereby amended by replacing the words “three (3) Business Days” with “five (5) Business Days”.

7. Amendment to Section 2.06(c). The parties hereby agree that Section 2.06(c) of the Agreement is hereby amended by replacing the number “$9,100,000,000” with “$9,042,945,000”.

8. Amendment to Section 2.08. The parties hereby agree that Section 2.08 of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.08. Closing Actions. At the Closing (to the extent not completed prior to the Closing Date):

(a) first, (i) GE shall, and shall cause the other NBCU Transferors to, transfer, directly or indirectly, the Contributed NBCU Assets to NBCU, (ii) NBCU shall assume the Assumed NBCU Liabilities, (iii) GE shall, or shall cause a Subsidiary of GE (other than a NBCU Entity) to, assume all Excluded NBCU Liabilities that are Liabilities of a NBCU Entity and (iv)

NBCU shall pay to GE the fair value of the capital stock of the Subsidiary of GE identified on Section 2.08(d) of the NBCU Disclosure Letter (it being understood that all of such capital stock shall be included in the Contributed NBCU Assets);

(b) second, (i) Navy Holdco 1 shall, and GE shall cause Navy Holdco 1 to, contribute to Navy Holdco 2 all of the outstanding NBCU Shares, free and clear of all Liens and (ii) GE and NBCU shall, and shall cause their respective applicable Subsidiaries to, enter into the ISDA Novation Agreements, which shall be deemed effective at the effective time of this Section 2.08(b);

(c) third, (i) Comcast Navy Acquisition, LLC and Navy Holdco 2 shall, and Navy Holdco 2 shall cause the Newco Interest Holders to, enter into the Escrow Agreement, (ii) Comcast Navy Acquisition, LLC shall, or shall cause an Affiliate on behalf of Comcast Navy Acquisition, LLC to, deposit funds in an amount equal to the Comcast/NBCU Purchase Price (calculated for this purpose based on the estimated amounts provided pursuant to Section 2.06(b)) into escrow pursuant to the terms of the Escrow Agreement, (iii) if Estimated Combined EBITDA is less than the Target Combined EBITDA, then Comcast Navy Acquisition, LLC shall, or shall cause an Affiliate on behalf of Comcast Navy Acquisition, LLC to, deposit funds in an amount equal to 3.5 times the lesser of (x) the amount of the shortfall, if such shortfall exists, of Estimated Comcast EBITDA as compared to Target Comcast EBITDA, or (y) the amount of the shortfall of Estimated Combined EBITDA as compared to Target Combined EBITDA into escrow pursuant to the terms of the Escrow Agreement (any such amount to be deposited into escrow pursuant to this clause (iii), the “Shortfall Amount”) and (iv) Comcast Navy Acquisition, LLC shall, or shall cause an Affiliate on behalf of Comcast Navy Acquisition, LLC to, deposit funds in an amount equal to the amount of the 2008 Contributed Comcast Businesses EBITDA Adjustment, if any, into escrow pursuant to the terms of the Escrow Agreement;

(d) fourth, NBCU shall, and GE shall cause NBCU to, complete the NBCU Conversion in accordance with Section 2.07;

(e) fifth, NBCU shall distribute its interests in the Holding Companies and New A&E to Navy Holdco 2;

(f) sixth, Navy Holdco 2 and the Newco Interest Holders shall contribute the equity interests of NBCU and the New LLCs to Newco, free and clear of all Liens, in exchange for Newco Membership Interests;

(g) seventh, Newco shall contribute the equity interests of the New LLCs to NBCU;

(h) eighth, the parties hereto shall, and shall cause their respective applicable Subsidiaries to, deliver duly executed counterparts to the other Transaction Agreements referenced in Section 6.12;

(i) ninth, Comcast shall, and shall cause the other Comcast Transferors to, contribute or transfer, as applicable, the Contributed Comcast Assets to Newco or, at the direction of

Newco, NBCU and, in consideration therefor, Newco shall issue to Comcast Navy Contribution, LLC, free and clear of all Liens, Newco Membership Interests representing 25.75% of the outstanding Newco Membership Interests (determined after giving effect to such issuance) and, to the extent Contributed Comcast Equity Interests are certificated, Comcast Navy Contribution, LLC shall deliver or cause to be delivered to Newco or NBCU, as applicable, certificates evidencing such Contributed Comcast Equity Interests, duly endorsed in blank or accompanied by powers duly executed in blank or other duly executed instruments of transfer as required in order to validly transfer title in and to the Contributed Comcast Equity Interests, and to the extent such Contributed Comcast Equity Interests are not certificated, Comcast Navy Contribution, LLC shall deliver or cause to be delivered to Newco or NBCU, as applicable, other customary evidence of ownership; and Newco or NBCU, as applicable, shall assume the Assumed Comcast Liabilities and Comcast Navy Contribution, LLC shall, or shall cause a Subsidiary of Comcast (other than a Contributed Comcast Subsidiary), to assume all Excluded Comcast Liabilities that are Liabilities of a Contributed Comcast Subsidiary;

(j) tenth, (i) the Newco Interest Holders shall, and GE shall cause the Newco Interest Holders to, deliver to Comcast Navy Acquisition, LLC, free and clear of all Liens, all of the Newco Membership Interests owned by the Newco Interest Holders and (ii) Navy Holdco 2 shall, and GE shall cause Navy Holdco 2 to, deliver to Comcast Navy Acquisition, LLC, free and clear of all Liens, Newco Membership Interests which, when aggregated with the interests delivered pursuant to clause (i), will constitute 25.25% of the outstanding Newco Membership Interests, in consideration of the payment by Comcast Navy Acquisition, LLC of the Comcast/NBCU Purchase Price;

(k) eleventh, if Estimated Combined EBITDA is less than the Target Combined EBITDA then NBCU shall issue to Comcast Navy Acquisition, LLC or such Affiliate of Comcast Navy Acquisition, LLC a note in the form of Exhibit F-2 with a principal amount equal to the Shortfall Amount (the “Comcast Note”);

(l) twelfth, the Escrow Agent shall release from escrow into the accounts of Navy Holdco 2 and the Newco Interest Holders designated in the Escrow Agreement the Comcast/NBCU Purchase Price, the Shortfall Amount, if any, and the amount of the 2008 Contributed Comcast Businesses EBITDA Adjustment, if any, in each case, pursuant to the terms of the Escrow Agreement;

(m) thirteenth, the parties hereto shall, and shall cause their respective applicable Subsidiaries to, execute and deliver such deeds, bills of sale, endorsements, consents, assignments, assumptions and other good and sufficient documents or instruments as such parties and their respective counsel shall deem reasonably necessary in connection with the actions referred to in Sections 2.08(a) through (l); and

(n) finally, each NBCU Transferor and Comcast Transferor that will convey a “United States real property interest” (as defined under Section 897 of the Code) shall deliver to Newco a certificate in accordance with Treasury Regulations Section 1.1445-2(b)(2) to the effect that the applicable transferor is not a “foreign person,” and each of Navy Holdco 2 and the Newco Interest Holders shall deliver to Comcast Navy Acquisition, LLC a certificate in accordance with Treasury Regulations Section 1.1445-2(b)(2) to the effect that the applicable transferor is not a “foreign person.”

Newco hereby directs Comcast and the other Comcast Transferors (including Comcast Navy Contribution, LLC) to transfer the Contributed Comcast Assets to NBCU on its behalf and NBCU to assume the Assumed Comcast Liabilities on its behalf, in each case, as described in Section 2.08(i) and subject to the terms and conditions of this Agreement.

9. Amendment to Section 2.10. The parties hereby agree that Section 2.10 of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.10. Closing Statement.

(a) As promptly as practicable after the Closing Date, but no later than the later of (x) 30 days after the end of the last complete fiscal quarter included in Trailing EBITDA of NBCU and (y) 60 days after the Closing Date, Comcast will cause to be prepared and delivered to GE a statement setting forth in reasonable detail Comcast’s calculation of NBCU Interim Free Cash Flow, Trailing EBITDA of NBCU, Trailing EBITDA of the Contributed Comcast Businesses, Excess Factoring Amount, International Working Capital Cash Amount, Post Distribution Cash, In-Transit GE Cash and In-Transit Comcast Cash (the “Closing Statement”).

(b) If GE disagrees with Comcast’s calculation of NBCU Interim Free Cash Flow, Trailing EBITDA of NBCU, Trailing EBITDA of the Contributed Comcast Businesses, Excess Factoring Amount, International Working Capital Cash Amount, Post Distribution Cash, In-Transit GE Cash or In-Transit Comcast Cash as set forth in the Closing Statement, GE may, within 30 days after delivery of the Closing Statement deliver a notice to Comcast disagreeing with such calculation and which specifies GE’s calculation of such amount and in reasonable detail GE’s grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which GE disagrees (each, a “Disputed Item”), and GE shall be deemed to have agreed with all other relevant amounts contained in the Closing Statement and the calculation of NBCU Interim Free Cash Flow, Trailing EBITDA of NBCU, Trailing EBITDA of the Contributed Comcast Businesses, Excess Factoring Amount, International Working Capital Cash Amount, Post Distribution Cash, In-Transit GE Cash and In-Transit Comcast Cash set forth therein.

(c) If no notice of disagreement is timely delivered pursuant to Section 2.10(b), then the calculation of NBCU Interim Free Cash Flow, Trailing EBITDA of NBCU, Trailing EBITDA of the Contributed Comcast Businesses, Excess Factoring Amount, International Working Capital Cash Amount, Post Distribution Cash, In-Transit GE Cash and In-Transit Comcast Cash set forth in the Closing Statement shall be final and binding for all purposes. If a notice of disagreement shall be duly delivered pursuant to Section 2.10(b), Comcast and GE shall, during the 30 days following such delivery, use their good faith efforts to reach agreement on the Disputed Items. If Comcast and GE are unable to reach such agreement during such period, they shall, within five (5) days thereafter, engage an internationally recognized accounting firm mutually agreed by GE and Comcast (the “Neutral Accountant”), pursuant to an engagement agreement executed by GE, Comcast and the Neutral Accountant, to resolve each Disputed Item.

(d) The Neutral Accountant shall be instructed only to, acting as an expert and not as an arbitrator, resolve the Disputed Items. GE and Comcast shall instruct the Neutral Accountant that a final written determination (which determination shall contain the underlying reasoning) of each Disputed Item shall be completed and distributed to GE and Comcast as soon as practicable after the engagement of the Neutral Accountant; provided that GE and Comcast shall use commercially reasonable efforts to cause the Neutral Accountant to make a final determination within 30 days from the date the Disputed Item was submitted to the Neutral Accountant. GE and Comcast agree that all known adjustments shall be made without regard to materiality. During the review by the Neutral Accountant, GE, Comcast and Newco shall make available or cause to be made available to the Neutral Accountant such individuals and such information, work papers, books and records as may be reasonably required by the Neutral Accountant to make its final determination. The Neutral Accountant shall rely solely on the written submission of GE and Comcast with respect to the matters at issue and shall not undertake an independent investigation. With respect to each Disputed Item, such determination shall not be in excess of the higher, nor less than the lower, of the amounts advocated by either party in such dispute.

(e) The resolution by the Neutral Accountant of any Disputed Item shall be conclusive and binding upon the parties, absent manifest error. The parties hereto agree that the procedure set forth in this Section 2.10 for resolving any Disputed Item shall be the sole and exclusive method for resolving any such disputes.

(f) The fees and expenses of the Neutral Accountant shall be borne 50% by GE and 50% by Comcast.

(g) Comcast, GE and Newco agree that they will cooperate and assist in the preparation of the Closing Statement, the calculation of NBCU Interim Free Cash Flow, Trailing EBITDA of NBCU, Trailing EBITDA of the Contributed Comcast Businesses, Excess Factoring Amount, International Working Capital Cash Amount, Post Distribution Cash, In-Transit GE Cash and In-Transit Comcast Cash and in the conduct of the reviews referred to in this Section 2.10, including the making available to the extent necessary of books, records, work papers and personnel.

10. Amendment to Section 2.11. The parties hereby agree that Section 2.11 of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.11. Adjustments.

(a) Within five (5) Business Days following the final resolution of each of NBCU Interim Free Cash Flow, Trailing EBITDA of NBCU, Trailing EBITDA of the Contributed Comcast Businesses and Excess Factoring Amount (with such final resolution being deemed not to occur until all Disputed Items have been finally resolved and any payments required by this Section 2.11(a) being made concurrently with any payments required by Section 2.11(b) and Section 2.11(c)), the applicable parties will make such cash payments, modify or cancel any applicable GE Note or Comcast Note, and execute or deliver any applicable GE Note or Comcast Note, in each case as required in order that, as a result of the actions taken pursuant to this Section 2.11(a), (i) on a net basis after giving effect to any applicable payments made or received at Closing and any other payment that would be required to be made or received pursuant to this

Section 2.11(a), each applicable party has paid or received the appropriate cash amount that would have been paid or received by such party if the payments at Closing had been calculated based on the final amounts of all applicable items (rather than estimated amounts); provided that any payments to be made pursuant to this Section 2.11(a) by or to the stockholders of NBCU as of the time that the NBCU Dividend was paid shall be made in full by or to GE, as applicable, and (ii) each of GE and Comcast will hold a GE Note or Comcast Note, if applicable, with a principal amount equal to the principal amount of the GE Note or Comcast Note, as applicable, that would have been issued at Closing if such issuance at Closing had been based on the final amounts of all applicable items (rather than estimated amounts). Any cash amount required to be paid pursuant to this Section 2.11(a) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such funds and shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the 3-month London Interbank Offered Rate as of 11:00 am London time on the Closing Date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(b) Within five (5) Business Days following the final resolution of each of International Working Capital Cash Amount, Post Distribution Cash and In-Transit GE Cash (with such final resolution being deemed not to occur until all Disputed Items have been finally resolved and any payments required pursuant to this Section 2.11(b) being made concurrently with any payments required by Section 2.11(a) and Section 2.11(c)), (i) if the sum of International Working Capital Cash Amount, Post Distribution Cash and In-Transit GE Cash is greater than zero, Newco shall pay to GE, on behalf of the Newco Interest Holders and Navy Holdco 2 (as applicable), the amount that such sum is greater than zero or (ii) if the sum of International Working Capital Cash Amount, Post Distribution Cash and In-Transit GE Cash is less than zero, GE, on behalf of the Newco Interest Holders and Navy Holdco 2 (as applicable), shall pay to Newco the amount that such sum is less than zero. Any cash amount required to be paid pursuant to this Section 2.11(b) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such funds and shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the 3-month London Interbank Offered Rate as of 11:00 am London time on the Closing Date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(c) Within five (5) Business Days following the final resolution of In-Transit Comcast Cash (with such final resolution being deemed not to occur until all Disputed Items have been finally resolved and any payments required pursuant to this Section 2.11(c) being made concurrently with any payments required by Section 2.11(a) and Section 2.11(b)), (i) if In-Transit Comcast Cash is greater than zero, Newco shall pay to Comcast, on behalf of Comcast Navy Contribution, LLC, the amount that In-Transit Comcast Cash is greater than zero or (ii) if In-Transit Comcast Cash is less than zero, Comcast, on behalf of Comcast Navy Contribution, LLC, shall pay to Newco the amount that In-Transit Comcast Cash is less than zero. Any cash amount required to be paid pursuant to this Section 2.11(c) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such funds and shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the 3-month London Interbank Offered Rate as of 11:00 am London time on the Closing Date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

11. Amendment to Section 3.21. The parties hereby agree that Section 3.21 of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.21. No Debt as of Closing. Immediately prior to the Closing, none of the NBCU Entities shall have any outstanding Debt, other than the NBCU Financing or Alternative Financing, as applicable, the Repatriation Notes (if any), Debt of any Subsidiary that is not, directly or indirectly, wholly owned by NBCU, Debt solely between or among NBCU Entities and capital lease obligations.

12. Amendment to Section 3.22. The parties hereby agree that Section 3.22 of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.22. Comcast/NBCU Sale. Subject to the consummation of the transactions contemplated by Section 2.02 and Section 2.03, as of immediately prior to the Closing, Navy Holdco 2 and the Newco Interest Holders will be the sole owners of the Newco Membership Interests to be sold to Comcast pursuant to Section 2.04, free and clear of Liens (other than the restrictions set forth in the Newco Operating Agreement).

13. Amendment to Section 5.15(b). The parties hereby agree that the penultimate sentence of Section 5.15(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 5.15(b)(i) of the Comcast Disclosure Letter sets forth a list of Significant Comcast Contracts with respect to which Comcast has made available to NBCU descriptions of certain provisions.

14. Amendment to Section 5.23. The parties hereby agree that Section 5.23 of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 5.23. No Debt as of Closing. Immediately prior to the Closing, none of the Contributed Comcast Subsidiaries shall have any outstanding Debt other than Debt of any Subsidiary that is not, directly or indirectly, wholly owned by Comcast, Debt solely between or among Contributed Comcast Subsidiaries and capital lease obligations.

15. Amendment to Section 6.01(b)(v). The parties hereby agree that Section 6.01(b)(v) of the Agreement is hereby amended and restated in its entirety to read as follows:

(v) license, sell, transfer, lease, sublease, or otherwise dispose of any Comcast Assets, Comcast Owned Real Property, Comcast Owned Intellectual Property or Comcast Technology, other than (i) sales or licensing of products, programming or other goods and services in the ordinary course of business consistent with past practice (including pursuant to Exploitation Agreements) and (ii) any other such transaction for consideration individually not in excess of $100 million or, in the aggregate, not in excess of $250 million.

16. Amendments to Section 6.07.

(a) The parties hereby agree that Section 6.07(a) of the Agreement is hereby amended by deleting the words “to the extent the beneficiary or counterparty under any GE LC does not accept any such substitute letter of credit, NBCU guarantee or other obligation proffered by NBCU,” in the second sentence of that paragraph.

(b) The parties hereby agree that Section 6.07(b) of the Agreement is hereby amended by deleting the words “to the extent the beneficiary or the counterparty under any Comcast LC does not accept any such substitute letter of credit, NBCU guarantee or other obligation proffered by NBCU,” in the second sentence of that paragraph.

17. Insertion of Section 6.12(f). The parties hereby agree that the following paragraph is hereby inserted as Section 6.12(f) of the Agreement:

(f) the Trademark License Agreement, in the form attached hereto as Exhibit L (the “Comcast Universal Trademark License Agreement”).

18. Amendment to Section 6.15. The parties hereby agree that Section 6.15 of the Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.15. Account Receivables. (a) Upon Closing, in the event that any of the NBCU Transferors or Comcast Transferors, or any of their respective Affiliates (other than Newco or any of its Subsidiaries), shall receive any payments in respect of account receivables included in the applicable Contributed Businesses, GE or Comcast, as applicable, shall cause such NBCU Transferor or Comcast Transferor or Affiliate to promptly deliver all such payments that it receives to Newco.

(b) Upon Closing, in the event that Newco or any of its Subsidiaries shall receive any payments in respect of account receivables that are Excluded Comcast Assets or Excluded NBCU Assets or that otherwise are not included in the applicable Contributed Businesses and are not attributable to the conduct of such Contributed Businesses following the Closing, Newco shall, or shall cause such Subsidiary, to promptly deliver all such payments that it receives to Comcast or GE, as applicable.

19. Insertion of Section 6.31. The parties hereby agree that the following paragraph is hereby inserted as Section 6.31 of the Agreement:

Section 6.31. Lease Incentive Payments. On the first Business Day following the Closing Date, GE shall pay $1,863,817 to Newco, by wire transfer of immediately available funds into an account designated by Newco, in full satisfaction of GE’s prior arrangement with NBCU to make incentive payments with respect to certain NBCU Leased Real Property.

20. Insertion of Section 6.32. The parties hereby agree that the following paragraph is hereby inserted as Section 6.32 of the Agreement:

Section 6.32. Russian Regulatory Approvals. Within five Business Days following receipt by any of Comcast, GE or NBCU of the written approvals from the Federal Antimonopoly Service of the Russian Federation necessary for (i) the acquisition by Comcast of the rights to determine the terms of conduct of business of Limited Liability Company Universal Pictures Rus, Limited Liability Company Universal Pictures International and Universal Pictures International Germany GmbH, as required under Russian Federal Law No.135-FZ On Protection of Competition, dated 26 July 2006, and (ii) the acquisition by Comcast of the right indirectly to control more than 50% of the votes in Limited Liability Company NBCU Global Networks and Limited Liability Company NBCU Global Networks-2, as required under Russian Federal Law No.57-FZ On the Procedure for Making Foreign Investments in Business Entities with Strategic Value for the Defence of the Country and Security of the State, dated 29 April 2008, GE shall cause Stichting Administratiekantoor De Kwakel to (a) transfer to Universal Studios International BV 50% of the capital stock each of Universal Pictures Germany GmbH and Universal Pictures International Germany and (b) cancel all depositary receipts of the Stichting Administratiekantoor De Kwakel in a manner that does not give rise to any Liability of Comcast or any of its Affiliates or any NBCU Entity.

21. Amendment to Section 12.02(b). The parties hereby agree that, in Section 12.02(b), the parenthetical reading “(i.e., the maximum reimbursement that each of GE and Comcast is entitled to receive from NBCU pursuant to this clause (1) is $3.75 million)” is hereby amended by inserting the words “in respect of IPO costs” immediately following the term “NBCU.”

22. Amendments to Exhibit A.

(a) The parties hereby agree that Exhibit A to the Agreement is hereby amended and supplemented by adding the following definitions:

“Applicable Exchange Rate” means the applicable rate as published on the Bloomberg BFIX page at 9:00 a.m. New York Time on January 28, 2011.

“Comcast Universal Trademark License Agreement” shall have the meaning set forth in Section 6.12(f).

“Contributed Business Subsidiaries” means the Contributed Comcast Subsidiaries and NBCU Entities.

“Distribution Cut-Off Time” means the latest time that cash can be received by an applicable NBCU Entity in order for such cash to be included in the Final NBCU Pre-Closing Distribution.

“Escrow Agent” means Deutsche Bank Trust Company Americas, a New York banking corporation.

“Escrow Agreement” means the agreement among Comcast Navy Acquisition, LLC, Navy Holdco 2, the Newco Interest Holders and Escrow Agent in substantially the form of Exhibit K hereto.

“Final NBCU Pre-Closing Distribution” means the final distribution of available cash by NBCU to GE or its Subsidiaries to occur prior to the Closing (which is anticipated to be paid on or about the Business Day immediately preceding the Closing Date (and which, for clarity, shall follow the NBCU Dividend)).

“Holding Companies” means, collectively, Universal Television Enterprises Holdings Inc., Universal Home Entertainment Worldwide Holdings Inc., Universal Studios Pay Television Holdings Inc., Universal Film Exchanges Holdings Inc., Universal Pictures Company of Puerto Rico Holdings Inc., Universal Studios Licensing Holdings Inc. and Working Title Group Holdings Inc.

“International Working Capital Cash” means all cash contained in the accounts listed in Section 2.10(b) of the NBCU Disclosure Letter.

“International Working Capital Cash Amount” means the total amount of International Working Capital Cash as of the close of banking hours on the Closing Date. Any such amount denominated in a currency other than U.S. dollars shall be converted, for purposes of such calculation, into U.S. dollars based on the Applicable Exchange Rate.

“In-Transit Comcast Cash” means the difference (which may be a positive or negative amount) of (i) the amount represented by all funds (i.e., checks, ACH transfers, miscellaneous bank credits, etc.) received by any of the Contributed Comcast Subsidiaries prior to the close of banking hours on the Closing Date but that have not yet resulted in an increase in cash that is available for withdrawal as of the close of banking hours on the Closing Date, minus (ii) the amount represented by all funds (i.e., checks, ACH transfers, miscellaneous bank debits, etc.) drawn by any of the Contributed Comcast Subsidiaries prior to the close of banking hours on the Closing Date but that have not yet resulted in a reduction in cash that is available for withdrawal as of the close of banking hours on the Closing Date. For the avoidance of doubt, “In-Transit Comcast Cash” is intended to include only funds that would be within the definition of “Excluded Comcast Assets.” Any such amount denominated in a currency other than U.S. dollars shall be converted, for purposes of such calculation, into U.S. dollars based on the Applicable Exchange Rate.

“In-Transit GE Cash” means the difference (which may be a positive or negative amount) of (i) the amount represented by all funds (i.e., checks, ACH transfers, miscellaneous bank credits, etc.) received by any of the NBCU Entities prior to the close of banking hours on the Closing Date but that have not yet resulted in an increase in cash that is available for withdrawal as of the close of banking hours on the Closing Date, minus (ii) the amount represented by all funds (i.e., checks, ACH transfers, miscellaneous bank debits, etc.) drawn by any of the NBCU Entities prior to the close of banking hours on the Closing Date but that have not yet resulted in a reduction in cash that is available for withdrawal as of the close of banking hours on the Closing Date. For the avoidance of doubt, “In-Transit GE Cash” is intended to include only funds that would be within the definition of “Excluded NBCU Assets.” Any such amount denominated in a currency other than U.S. dollars shall be converted, for purposes of such calculation, into U.S. dollars based on the Applicable Exchange Rate.

“ISDA Novation Agreements” means the (i) the Novation letter executed and delivered by Business News (Europe) Partnership and acknowledged and agreed to by Royal Bank of Scotland plc and (ii) four Novation Agreements among GE, NBCU, the subsidiaries of NBCU party thereto and each of (a) Deustche Bank AG, (b) the Royal Bank of Scotland plc, (c) Citibank, N.A. and (d) Barclays Bank plc, each dated as of the Closing Date, relating to the novation of certain derivatives transactions.

“New A&E” shall have the meaning set forth in the Recitals.

“New LLCs” means, collectively, NBC-A&E Holding LLC, Universal Television Enterprises LLC, Universal Home Entertainment Worldwide LLC, Universal Studios Home Entertainment LLC, Working Title Group LLC, Universal Studios Pay Television LLC, Universal Film Exchanges Holdings II LLC, Universal Pictures Company of Puerto Rico LLC, Universal Studios Licensing LLC, Universal Studios Pay TV Latin America LLC.

“Newco Interest Holders” shall have the meaning set forth in the Recitals.

“Post Distribution Cash” means the difference (which may be a positive or negative amount) of (i) all cash received by (including via wire or ACH transfer) any of the NBCU Entities after the Distribution Cut-Off Time but prior to the close of banking hours on the Closing Date (other than any cash contributed or otherwise paid to any of the NBCU Entities pursuant to the provisions of this Agreement or any other written agreement entered into by the parties in connection herewith or received as proceeds of borrowings under any revolving credit facility), minus (ii) all cash paid by (including via wire or ACH transfer) any of the NBCU Entities after the Distribution Cut-Off Time but prior to the close of banking hours on the Closing Date (other than cash paid pursuant to the Final NBCU Pre-Closing Distribution or the NBCU Dividend). For clarity, such cash paid or received by the NBCU Entities shall not include the amounts represented by any funds that are included in the calculation of “In-Transit GE Cash” or any other cash that the parties have expressly agreed will be retained by any NBCU Entity. For the avoidance of doubt, “Post Distribution Cash” is intended to include only funds that are included within the definition of “Excluded NBCU Assets.” Any such amount denominated in a currency other than U.S. dollars shall be converted, for purposes of such calculation, into U.S. dollars based on the Applicable Exchange Rate.

“Retained Cash” means (i) all cash and cash equivalents of NBCU Entities formed specifically for film, theatre or television production, (ii) all cash contained in each “restricted cash” and “statutory cash” account listed on Section 2.10(c) of the NBCU Disclosure Letter as of Closing (it being understood that GE shall not permit the amount of cash contained in each such account as of December 31, 2010 to be decreased prior to Closing other than in the ordinary course of business consistent with past practice) and (iii) all International Working Capital Cash.

“USHE” shall have the meaning set forth in the Recitals.

“USPTVLA” shall have the meaning set forth in the Recitals.

(b) The parties hereby agree that the following definitions set forth in Exhibit A to the Agreement are each amended and restated in their entirety as follows:

“Ancillary Agreements” means the Tax Matters Agreement, the GE Transition Services Agreement, the Comcast Services Agreement, the GE Intellectual Property Cross License Agreement, the Comcast Intellectual Property Cross License Agreement, the Comcast Universal Trademark License Agreement, the Newco Operating Agreement, the Navy Holdco 2 Agreement, the GE Note, the Comcast Note and the Organizational Documents.

“Comcast Multiemployer Plans” means Multiemployer Plans as to which the Contributed Comcast Subsidiaries have any Liabilities by reason of contributions made with respect to Comcast Contributed Business Employees in the Contributed Comcast Businesses, but in the case of any such plan for which contributions were made with respect to employees of the Comcast Transferors or their Affiliates (other than the Contributed Comcast Subsidiaries) only to the extent of the Liabilities attributable to the Comcast Contributed Business Employees and their Comcast Employee Beneficiaries or activities of the Contributed Comcast Business.

“Contributed Comcast Businesses” means (i) the businesses of Comcast and its Subsidiaries to the extent within the Business (as defined in the Newco Operating Agreement), other than the Comcast Permitted Businesses (as defined in the Newco Operating Agreement), as conducted prior to the date hereof, as of the date hereof, and as of the Closing, and (ii) the business of Comcast and its Subsidiaries that currently sells all or a portion of the advertising impressions of certain Comcast-affiliated websites (for example, eonline.com, fandango.com, g4tv.com, mystyle.com, movies.com and dailycandy.com), and certain other third party entertainment-related websites to national advertisers (either by individual website or as part of a vertical ad network), and that provides ad operations and ad analytics support relating to the delivery of such impressions, as conducted as of the Closing (i.e., the Comcast business unit commonly referred to as “CIM National Sales and CIM Advertising Strategy and Operations”), but excluding any portion of such business operated by the Comcast Spotlight business unit.

“NBCU Multiemployer Plans” means any Multiemployer Plans as to which the NBCU Entities have any Liabilities by reason of contributions made with respect to NBCU Employees but in the case of any such plan for which contributions were made with respect to employees of the NBCU Transferors or their Affiliates (other than the NBCU Entities) only to the extent of the Liabilities attributable to the NBCU Employees and their NBCU Employee Beneficiaries or activities of the NBCU Businesses.

“Tax Matters Agreement” means the Tax Matters Agreement, dated December 3, 2009, made by and among GE, NBCU, Navy Holdco 2, Comcast and Newco, as amended.

23. Amendment to Exhibit B-1. The parties hereby agree that the following sentence is hereby inserted at the end of Section 2(b) of the NBCU Employee Matters Agreement:

In addition, in respect of clause 4 of this Section 2(b), the Newco Group shall reimburse GE in an aggregate amount of $10 million in respect of such outstanding stock options or other equity awards, payable on or before January 30, 2012.

24. Amendments to Exhibit B-2.

(a) The parties hereby agree that the following paragraph is hereby inserted as Section 8(c) of the Comcast Employee Matters Agreement:

(c) Method of Ongoing Newco Reimbursement of Comcast Equity Awards to Comcast. In furtherance of Section 8(b)(ii) above, Newco shall, or shall cause another member of the Newco Group to, make a cash payment to Comcast each fiscal quarter so that after giving effect to such payment the aggregate amount of all payments made by members of the Newco Group to Comcast pursuant to this sentence equals the aggregate amount of all accruals made by Comcast in its financial statements prepared in accordance with U.S. GAAP as applied by Comcast with respect to the Comcast stock option or other equity award component of all grants made under any long-term incentive plan; provided that if on any such quarterly payment date the aggregate amount of all such payments made by members of the Newco Group exceeds the aggregate amount of all such accruals made by Comcast, Comcast shall instead pay NBCU an amount equal to such excess.

(b) The parties hereby agree that the following paragraph is hereby inserted as Section 8(d) of the Comcast Employee Matters Agreement:

(d) Ongoing Newco Reimbursement of Newco CEO Compensation to Comcast. The compensation of the initial Chief Executive Officer of Newco (the “Newco CEO”) shall be determined in the sole discretion of the board of directors and/or compensation committee of the board of directors of Comcast; provided that 80% of any target level cash bonus of the Newco CEO shall be conditioned on the achievement of performance objectives tied solely to the performance of the Newco Group. Newco shall cause the Newco Group to reimburse the Comcast Group for compensation awarded to, earned by or paid to the Newco CEO by or from the Comcast Group, determined by reference to the amount of the Newco CEO’s compensation (whether cash, equity or otherwise, including any interest on deferred compensation) included in Comcast’s financial statements prepared in accordance with U.S. GAAP; provided that the Newco Group’s reimbursement obligations shall only be with respect to (i) 100% of actual cash bonus awarded based on the achievement of objectives tied to the performance of the Newco Group; (ii) no portion of actual cash bonus awarded based on other performance objectives; and (iii) 80% of all other compensation. Newco’s reimbursement obligations shall begin with the Newco CEO’s compensation for 2011 (in the case of compensation for 2011, prorated for the period starting on January 29, 2011 and ending on December 31, 2011, inclusive). Such reimbursement shall occur in cash with respect to each year beginning with 2011. The amounts required to be reimbursed by the Newco Group will be adjusted to the extent necessary to reflect the actual compensation awarded to, earned by or paid to the Newco CEO by or from the Comcast Group, determined by reference to the amount of the Newco CEO’s compensation included in Comcast’s financial statements prepared in accordance with U.S. GAAP. For the avoidance of doubt, the

Newco CEO shall not be a Comcast Transferred Employee and his employment agreement with Comcast shall not be a Comcast Employee Agreement.

25. Amendments to NBCU Disclosure Letter. The parties hereby agree that the NBCU Disclosure Letter relating to the Master Agreement dated as of December 3, 2009 among GE, NBCU, Comcast and Newco is hereby amended and supplemented as follows:

(a) by amending and restating Section 1.01, NBCU Interim Free Cash Flow as set forth on Exhibit A to this Amendment;

(b) by inserting Exhibit B-1 to this Amendment as Section 2.10(b) of the NBCU Disclosure Letter;

(c) by inserting Exhibit B-2 to this Amendment as Section 2.10(c) of the NBCU Disclosure Letter;

(d) by amending and restating Section 3.12(e)(i) of the NBCU Disclosure Letter to read as follows: “Attachments 3.12(e)(i)(1)-3.12(e)(i)(7) are incorporated herein by reference.”;

(e) by deleting the following domain names from Attachment 3.12(e)(i)(2) of Section 3.12(e) of the NBCU Disclosure Letter:

comcastcablenbcu.com	comcastuniversal.com	universalcomcast.com
comcastcablenbcu.net	comcastuniversal.de	universalcomcast.de
comcastcablenbcu.us	comcastuniversal.fr	universalcomcast.fr
comcastivillage.com	comcastuniversal.jp	universalcomcast.jp
comcastnbcu.com	comcastuniversal.net	universalcomcast.net
comcastnbcu.net	comcastuniversal.us	universalcomcast.us
comcastnbcu.us	ivillagecomcast.com	universalcomcastcable.com
comcastnbcuniversal.com	nbcucomcast.com	universalcomcastcable.net
comcastnbcuniversal.net	nbcucomcast.net	universalcomcastcable.us
comcastnbcuniversal.us	nbcucomcast.us
comcastuniversal.co.uk	universalcomcast.co.uk

(f) by deleting Attachment 3.12(e)(i)(8), “Comcast-NBCU Domain Names”, from the NBCU Disclosure Letter in its entirety;

(g) by replacing each of the Contracts listed under Items 15, 16 and 17 of Section 3.18(a) of the NBCU Disclosure Letter with “[Intentionally Omitted]”;

(h) by adding “Attachment 3.18(a)(3) is incorporated herein by reference” as Item 72 of Section 3.18(a) of the NBCU Disclosure Letter;

(i) by inserting Exhibit C to this Amendment as Attachment 3.18(a)(3) to Section 3.18(a) of the NBCU Disclosure Letter;

(j) by adding Americom-2 Ku-Band Satellite Transponder Service Agreement, dated June 24, 2003, by and between SES Americom Inc., as agent for SEC Americom Colorado, Inc. and NBC News Channel Inc., as amended on February 1, 2005 and February 22, 2007 as Item 73 to Section 3.18(a) of the NBCU Disclosure Letter;

(k) by adding Occasional Service Agreement, dated March 1, 2003, between SES Americom, Inc. and National Broadcasting Company, as amended, as Item 74. to Section 3.18(a) of the NBCU Disclosure Letter;

(l) by adding the following language as Item 75. to Section 3.18(a) of the NBCU Disclosure Letter: “All Related Party NBCU Contracts providing for the lease of vehicles by any NBCU Entity that is an entity organized in the U.S. from GE or any of its Subsidiaries having an effective date of January 28, 2011, will survive the Closing.”;

(m) by adding the following language as Item 76. to Section 3.18(a) of the NBCU Disclosure Letter: “Related Party NBCU Contracts providing for the lease of vehicles by the NBCU Entities listed below from GE or any of its Subsidiaries will survive the Closing. If any other vehicle lease agreements are in place between any NBCU Entity that is not organized in the U.S. and GE or any of its Subsidiaries, reasonable efforts will be used to continue such lease arrangement following the Closing.

Benelux

Universal Pictures Benelux NV

France

NBC Universal Global Networks France SAS

Universal Pictures Video (France) SAS

Universal Studiocanal Video

Universal Studios International BV

Universal TV France SNC

Germany

Universal Pictures Germany GmbH

NBC Universal Global Networks Deutschland GmbH

NBC Universal International Television Distribution Germany GmbH

Italy

Universal Pictures Italia SRL

Universal Pictures International SRL

Spain

Universal Pictures Iberia, S.L.U.

Universal Pictures International Italy S.R.L.

Switzerland

Universal Pictures Switzerland GmbH

United Kingdom

Universal Pictures Interactive Entertainment Ltd”;

(n) by amending and restating Item 20 of Section 6.01(a) of the NBCU Disclosure Letter in its entirety as follows: “NBCU may sell or place into trust the operations and licenses related to television station KWHY in Los Angeles, California.”;

(o) by amending and restating Attachment 6.14 to Section 6.14 of the NBCU Disclosure Letter as set forth on Exhibit D to this Amendment;

(p) by deleting the numbers “61-65” from Item 1 of Section 6.20(c) of the NBCU Disclosure Letter and replacing them with “61-62 (subject to the continuation of such Contracts until the termination of the Contract set forth in Item 63), Item 63 (subject to the continuation of such Contract pursuant to Section 22 thereof), 64 (subject to the continuation of such Contract until the termination of the Contract set forth in Item 63), 65”; and

(q) by amending Item 1 of Section 6.20(c) of the NBCU Disclosure Letter to add a sentence at the end of such item to read as follows: “However, with respect to foreign exchange hedging contracts entered into by GE or its Subsidiaries (other than NBCU Entities) for the benefit of NBCU Entities (which foreign exchange hedging arrangements are referenced in Item 55 of Section 3.18(a) of this NBCU Disclosure Letter), such hedging contracts will be transferred to one or more NBCU Entities pursuant to novation agreements to be entered into with the counterparties thereunder.”

26. Amendment to Comcast Disclosure Letter. The parties hereby agree that the Comcast Disclosure Letter relating to the Master Agreement dated as of December 3, 2009 among GE, NBCU, Comcast and Newco is hereby amended and supplemented, effective as of the Closing Date solely for the purposes of reflecting (i) the revised Comcast Restructuring and the effectuation thereof, (ii) the addition of the Contributed Comcast Businesses described in clause (ii) of the definition thereof, and (iii) certain changes agreed to by the parties with respect to certain domain names, and not with respect to any other events, changes, occurrences or circumstances with respect to Comcast, any other Comcast Transferor, the Contributed Comcast Subsidiaries or the Contributed Comcast Businesses, as follows:

(a) by amending and restating the list of Contributed Comcast Subsidiaries set forth in Section 1.01 of the Comcast Disclosure Letter as set forth on Exhibit E to this Amendment;

(b) by adding a new Item 3 to the list of Excluded Comcast Intellectual Property set forth in Section 1.01 of the Comcast Disclosure Letter, to read as follows:

3.	The following domain names (including any and all registrations and applications related thereto):

comcast-nbc.biz	comcastnbc.org	nbccomcast.info
comcastnbc.biz	comcast-nbc.tv	nbc-comcast.net
comcast-nbc.com	comcastnbc.tv	nbccomcast.net
comcast-nbc.info	nbc-comcast.biz	nbc-comcast.org
comcastnbc.info	nbccomcast.biz	nbccomcast.org
comcast-nbc.net	nbc-comcast.com	nbc-comcast.tv
comcastnbc.net	nbc-comcast.info	nbccomcast.tv
comcast-nbc.org

(c) by deleting Item 1 from the list of Excluded Comcast Technology set forth in Section 1.01 of the Comcast Disclosure Letter and replacing it with “None.”;

(d) by deleting Item 1 from Section 2.03(b)(ii) of the Comcast Disclosure Letter and replacing it with “None.”;

(e) by adding a new Item 3 to Section 2.03(b)(x) of the Comcast Disclosure Letter, to read as follows:

3.	The employees of CIM National Sales and CIM Advertising Strategy and Operations who are being transitioned to the Comcast Spotlight business unit, as described in Item 3.4 of Section 5.08 of this Comcast Disclosure Letter.;

(f) by amending and restating Section 5.03(a) of the Comcast Disclosure Letter as set forth on Exhibit F to this Amendment;

(g) by amending and restating Section 5.03(b) of the Comcast Disclosure Letter as set forth on Exhibit G to this Amendment;

(h) by amending Section 5.06(a) of the Comcast Disclosure Letter to add the following language:

The parties acknowledge and agree that the Comcast Financial Statements set forth in this Section 5.06(a) of the Comcast Disclosure Letter do not include any information relating to the Contributed Comcast Businesses described in clause (ii) of the definition thereof.;

(i) by adding new Item 7 to Section 5.06(d) of the Comcast Disclosure Letter, to read as follows:

7.	Liabilities relating to the Contributed Comcast Businesses described in clause (ii) of the definition thereof.;

(j) by replacing the last sentence of Item 3.3 of Section 5.08 of the Comcast Disclosure Letter with the following: “In connection with the reorganization, the consolidated CIM advertising group commenced the management of advertising (including advertising strategy, sales and operations) for such Contributed Comcast Businesses.”;

(k) by adding new Item 3.4 to Section 5.08 of the Comcast Disclosure Letter, to read as follows:

3.4

In December 2010, CIM consummated a reorganization of its consolidated advertising group described in Item 3.3 above (“CIM National Sales and CIM Advertising Strategy and Operations”) to transfer to Comcast Spotlight the 5 FTEs who provide advertising operations and strategy for businesses that are not Contributed Comcast Businesses. In connection with the inclusion of CIM National Sales and CIM Advertising Strategy and Operations in the definition of Contributed Comcast Businesses, that organization will be entering into a services agreement with other Comcast businesses that are not Contributed Comcast Businesses (e.g., comcast.net and Fancast/Xfinity TV) to provide advertising sales, operations and analysis support to such businesses.;

(l) by amending and restating Items 1 and 2 of Section 5.12(b) of the Comcast Disclosure Letter, to read as follows:

1.	See Items 1-6 and Item 8 of subsection (B) and Item 3 of subsection (C) of Section 5.15(a)(iii) of this Comcast Disclosure Letter with respect to Liens on the limited liability company interests, stock or other equity interests of the Contributed Comcast Subsidiaries.

2.	See Item 7 and Items 9-16 of subsection (B) and Item 1 of subsection (C) of Section 5.15(a)(iii) of this Comcast Disclosure Letter with respect to Liens on the Comcast Minority Interests.;

(m) by deleting the following domain names from Item 1.3.3 of Section 5.13(e) of the Comcast Disclosure Letter (it being understood that such domain names shall be subject to the Comcast Trademark License, as amended):

csssports.com	bobsblogoncss.com
sportsniteoncss.com	cssaffiliate.com
css-sports.com	talkinfootballoncss.com
csshuddleup.com	cssfanchoiceatlanta.com

(n) by deleting Item 12.3 of Section 5.13(e) of the Comcast Disclosure Letter and replacing it with “Domain Name Registrations (including applications): None.”;

(o) by amending and restating Items 3.4 and 3.5 of Section 5.20(a) of the Comcast Disclosure Letter, to read as follows:

3.4

The Comcast Interactive Media (“CIM”) consolidated advertising team (created as a result of the 2009 reorganization described in Item 3.3 of Section 5.08 and Item 23 of Section 6.01(b) of this Comcast Disclosure Letter) (“CIM National Sales and CIM Advertising Strategy and Operations”) provides advertising strategy, development, sales, operations and/or related functions to certain of the Contributed Comcast Businesses, including Fandango, E!Online, G4 Online, Versus and Sprout. In connection with the reorganization, CIM National Sales and CIM Advertising

Strategy and Operations commenced the management of advertising (including advertising strategy, sales and operations) for such Contributed Comcast Businesses. Following the 2010 reorganization of CIM National Sales and CIM Advertising Strategy and Operations (as described in Item 3.4 of Section 5.08 of this Comcast Disclosure Letter), and in connection with the inclusion of CIM National Sales and CIM Advertising Strategy and Operations in the definition of Contributed Comcast Businesses, that organization will be entering into a services agreement with other Comcast businesses that are not Contributed Comcast Businesses (e.g., comcast.net and Fancast/Xfinity TV) to provide advertising sales, operations and analysis support to such businesses.

3.5	Comcast Spotlight provides advertising services to Fandango, DailyCandy and Comcast Shared Services Corporation (either directly or as part of an arrangement between Comcast Spotlight and CIM National Sales and CIM Advertising Strategy and Operations).;

(p) by amending and restating Items 5.3.5 through 5.3.7 of Section 5.20(a) of the Comcast Disclosure Letter, to read as follows:

5.3.5	Auditude

5.3.6	Media Trust

5.3.7	salesforce.com;

(q) by replacing the last sentence of Item 23 of Section 6.01(b) of the Comcast Disclosure Letter with the following: “In connection with the reorganization, the consolidated CIM advertising group will commence the management of advertising (including advertising strategy, sales and operations) for such Contributed Comcast Businesses.”;

(r) by amending and restating Section 6.14 of the Comcast Disclosure Letter as set forth on Exhibit H to this Amendment;

(s) by deleting the reference to Item 3.4 of Section 5.20(a) from Item 3 of Section 6.20(b) of the Comcast Disclosure Letter; and

(t) by deleting the number “10.04” in the final sentence of clause (i) of Section 6.26(a) of the Comcast Disclosure Letter and replacing it with “10.02”.

27. Comcast Representations and Warranties. Notwithstanding anything to the contrary contained in Article 5 or Section 11.02 of the Agreement, the parties acknowledge and agree that the representations and warranties set forth in Article 5 of the Agreement with respect to the Contributed Comcast Businesses described in clause (ii) of the definition thereof shall be deemed made by Comcast only as of the Closing Date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be deemed not to have been made by Comcast).

28. Navy Holdco 2 Amendment. The parties hereby agree that Exhibit E to the Agreement is hereby amended and restated in its entirety as set forth as Exhibit I to this Amendment.

29. Newco Executive Compensation Summary of Principles. The parties hereby agree that Exhibit J to the Agreement is hereby amended and restated in its entirety as set forth as Exhibit J to this Amendment.

30. Escrow Agreement. The parties hereby agree that Exhibit K to this Amendment is hereby inserted as Exhibit K to the Agreement.

31. Comcast Universal Trademark License Agreement and Comcast Universal Domain Name Assignment. The parties hereby agree that Exhibit L to this Amendment is hereby inserted as Exhibit L to the Agreement. Notwithstanding anything in this Amendment or the Agreement to the contrary, in connection with the execution and delivery of the Comcast Universal Trademark License Agreement pursuant to Section 6.12(f) of the Agreement, and in furtherance of Comcast’s and NBCU’s (and its applicable Affiliates’) rights thereunder, GE shall (and shall cause the applicable NBCU Transferors to) deliver and transfer to Comcast all of its (and their) respective right, title and interest in and to the domain names listed in Schedule A of the attached Exhibit M. Commensurate with the execution and delivery of the Comcast Universal Trademark License Agreement, GE shall execute and deliver to Comcast the Comcast Universal Domain Name Assignment attached hereto as Exhibit M (it being understood that, for the avoidance of doubt, the domain names listed on Schedule A thereof shall thereafter be deemed to be Excluded Comcast Intellectual Property for the purposes of the Agreement).

32. Underwriters’ Fees and Initial Purchaser Discounts. The parties hereby agree that, notwithstanding the third sentence of Section 8 of (a) the letter agreement dated April 26, 2010 among GE, Comcast and NBCU (the “April 26 Agreement”) and (b) the letter agreement dated September 27, 2010 (the “September 27 Agreement”), in each case, related to certain financing matters, the obligations of the parties described in clause (B) thereof shall be deemed satisfied by (i) in the case of GE’s obligations, by the reduction of the NBCU Dividend by $57,055,000 pursuant to paragraph 7 of this Amendment and (ii) in the case of Comcast’s obligations, by payment from Comcast to GE of $28,527,500, by wire transfer of immediately available funds, into an account designated by GE on the Closing Date. For the avoidance of doubt, Newco shall reimburse each of Comcast and GE $28,527,500 for the portion of the underwriters’ fees and initial purchaser discounts borne by it in accordance with the fourth sentence of Section 8 in each of the April 26 Agreement and the September 27 Agreement.

33. Factoring Agreements. Notwithstanding anything to the contrary contained in the Agreement, this Amendment or any Factoring Agreement, the parties hereto agree as follows:

(a) As used in this Amendment, the following terms have the following meanings:

(i) “Factoring” means the factoring, sale, purchase or similar transaction with respect to any receivable.

(ii) “Pre-Closing Factored Receivable” means any receivable of any NBCU Entity that was factored, sold, purchased or subject to a similar transaction prior to Closing pursuant to any Factoring Agreement.

(iii) “Pre-Closing Factored Receivable Cash” means all cash collected by any NBCU Entity in respect of any Pre-Closing Factored Receivable prior to Closing but subsequent to the Factoring of such receivable, net of any holdback amount. For the avoidance of doubt, Pre-Closing Factored Receivable Cash excludes Factoring Purchase Payments.

(iv) “Factoring Purchase Payments” means the purchase price and any other amounts paid or payable in connection with the Factoring of any such receivable under such Factoring Agreement.

(b) NBCU Free Cash Flow shall exclude, and shall be calculated without regard to, any liability owed by any NBCU Entity to GE or any of its Subsidiaries related to Pre-Closing Factored Receivable Cash and any change in such liability. For the avoidance of doubt, NBCU Free Cash Flow shall include Factoring Purchase Payments.

(c) (i) GE shall cause NBCU to retain through Closing an aggregate amount of Pre-Closing Factored Receivable Cash equal to $200 million, and such $200 million shall not be included in the Excluded NBCU Assets, and (ii) for the avoidance of doubt, the aggregate amount of Pre-Closing Factored Receivable Cash that has not been paid by any NBCU Entity to GE or any of its Subsidiaries prior to Closing in settlement of Pre-Closing Factored Receivables in excess of $200 million (such excess amount, the “Excess Factoring Amount”) shall be treated as an Excluded NBCU Asset.

(d) The certificate required to be delivered by NBCU pursuant to Section 2.06(b) of the Agreement shall also set forth NBCU’s good faith estimate of the Excess Factoring Amount.

(e) Following Closing, GE, on behalf of the applicable NBCU Entities, shall satisfy in full all obligations of such NBCU Entities to make any payments to any Person (including any Subsidiary of GE) due February 3, 2011, February 24, 2011 and March 3, 2011 under any Factoring Agreement and NBCU shall reimburse GE for such payments, without interest, on or prior to March 28, 2011 upon receipt of reasonable supporting documentation evidencing such payments by GE.

(f) Consistent with Section 6.20(a) of the Agreement, all holdback amounts (as reflected in NBCU’s accounting records), sub-servicing fees payable to NBCU and attributable to any Pre-Closing Factored Receivables shall be settled following the Closing in a manner consistent with the allocations of such items to NBCU under past practice; provided, that (i) all such amounts shall be settled in cash and (ii) any such amounts payable prior to March 28, 2011 shall not be payable until the date on which amounts provided to be reimbursed to GE pursuant to clause (e) above are so reimbursed.

34. Retained Cash. Notwithstanding anything to the contrary contained in the Agreement, the NBCU Entities shall retain all Retained Cash through Closing and Retained Cash shall not be included in the NBCU Excluded Assets.

35. Entire Agreement. Except as set forth herein, all of the terms and conditions of the Agreement, after giving effect to any consents, waivers or other written agreements of the parties, shall remain in effect without modification. For clarity, the parties hereto agree that each such consent, waiver or other written agreement of the parties, including, without limitation, (a) the letter agreement, dated as of March 9, 2010, related to the treatment of certain factoring agreements, (b) the April 26 Agreement, (c) the September 27 Agreement, (d) the letter agreement, dated as of October 26, 2010, related to certain specified expenditures, (e) the letter agreement, dated as of the date hereof, relating to NFL and Olympics license guarantees, (f) the letter agreement, dated as of the date hereof, relating to certain IP addresses, and (g) the letter agreement, dated as of the date hereof, relating to the “Peacock” funds, will survive the execution and delivery of this Amendment. For the avoidance of doubt, Section 5 of each of the April 26 Agreement and the September 27 Agreement remain in effect without modification.

36. Other Provisions. The agreements set forth herein shall survive the Closing, notwithstanding any other provision of the Agreement. This Amendment hereby incorporates the provisions of Sections 12.10, 12.11, 12.15 and 12.16 of the Agreement, mutatis mutandis.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, GE, NBCU, Comcast and Newco have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

GENERAL ELECTRIC COMPANY

By:	/s/ Mark J. Krakowiak
	Name:	Mark J. Krakowiak
	Title:	Vice President and Chief Risk Officer

NBC UNIVERSAL, INC.

By:	/s/ Lynn Calpeter
	Name:	Lynn Calpeter
	Title:	Executive Vice President and Chief Financial Officer

COMCAST CORPORATION

By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

NAVY, LLC

By:	/s/ Malvina Iannone
	Name:	Vice President and Secretary
	Title:	Navy Holdings, Inc., its Sole Member

Signature Page to Amendment No. 1 to the Master Agreement